COMPLIANCE
Aperio Group, LLC Code of Ethics and Business Conduct Effective: September 17, 2019

Aperio v. [Latin] to make clear, to reveal the truth	www.aperiogroup.com	Copyright © 2019 Aperio Group, LLC

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Table of Contents

I.	Introduction and Key Definitions		4
II.	General Policies		7
III.	Conflicts of Interest		8
	A.	General Statement	8
	B.	Identification and Mitigation of Conflicts	9
	C.	Review of Conflicts	11
	D.	Disclosure of Material Conflicts to Investors and Clients	11
	E.	Outside Business Activities	12
	F.	Fiduciary Appointments	13
IV.	Gifts and Entertainment		13
	A.	Guiding Principles	13
	B.	General Rule and Reporting	13
	C.	Gift Guidelines	13
	D.	Business Entertainment Guidelines	14
	E.	Prohibitions	14
	F.	Permitted	15
	G.	Providing Gifts and Entertainment – Special Recipients, Limits, and Reporting	16
	H.	Receiving Gifts and Entertainment	21
	I.	Gifts and Entertainment Monitoring	23
V.	Insider Trading		23
	A.	General Statement	23
	B.	Definitions	24
	C.	Client Relationships	24
	D.	Rumors	25
	E.	Manipulative Trading Practices	25
	F.	Additional Restrictions	25
	G.	Resolving Issues Concerning Insider Trading	26
VI.	Personal Securities Trading		26
	A.	General Statement	26
	B.	Access Persons	26
	C.	Reportable Securities	27

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	D.	Beneficial Interest	27
	E.	Control	28
	F.	Restrictions and Limitations	30
	G.	Trade Confirmations	32
	H.	Reporting	33
	I.	Ethics and Compliance Committee Enforcement	34
VII.	Confidential Information		35
	A.	General Statement	35
	B.	Corporate Information	36
	C.	Client Information	36
	D.	Dishonest, Fraudulent, and Criminal Acts	36
VIII.	Political Activities		36
IX.	Whistleblower Policies and Procedures		37
	A.	Policy	37
	B.	Procedures	38
	C.	Whistleblower Statutes	38

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STATEMENT OF ETHICS AND FIDUCIARY OBLIGATION

Aperio Group, LLC (“Aperio,” the “Firm,” “we” or “our”) is committed to integrity and the achievement of excellence in the conduct of its business. This extends to all dealings with the public, Clients, prospects and Supervised Persons.

Aperio is a fiduciary to its Clients. Supervised Persons therefore have an affirmative duty to act with integrity, competence and care in the best interests of Clients. Any conflicts of interest between Aperio or Supervised Persons and Clients will be resolved in the best interests of Clients.

I.	Introduction and Key Definitions

Aperio, through teamwork and a commitment to quality by its owners, officers and Supervised Persons, has earned a reputation for integrity and excellence in providing investment management services to its Clients. Aperio values that reputation and is proud that the Firm is known for high standards of conduct.

Maintaining a reputation for integrity in the conduct of business can be a special challenge. We serve the interests of our owners, Clients, Supervised Persons and the communities in which we serve. This requires that we at all times attempt to avoid potential conflicts of interest and that we conduct our business and personal affairs with the highest ethical standards in order to merit the continued trust and confidence of our Clients and the public.

The Aperio Code of Ethics and Business Conduct (the “Code”) reflects the Firm’s expectations of appropriate ethical conduct by Supervised Persons.

This Code has been established to provide all Supervised Persons of Aperio with guidance and specific standards of conduct for situations where violations, inadvertent or otherwise, may occur in the day-to-day conduct of business. The Code applies to all Supervised Persons (which includes all Employees) of Aperio. Every Supervised Person is required to sign an acknowledgement of receipt and understanding of this Code as well as any subsequent material amendments.

This Code uses several terms with very specific meanings; these terms are generally capitalized. Some of these terms are defined in the context in which they are used, while others are defined as follows:

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Access Persons

Under Rule 204A-1 of the Advisers Act, an Access Person is any partner, officer, or director of Aperio, and any Employee or other Supervised Person of Aperio who in relation to Aperio’s Clients:

•        has access to non-public information regarding any purchase or sale of securities, or non-public information regarding the portfolio holdings of any Client or “Reportable Fund” (as defined below); or

•        is involved in making securities recommendations, executing securities recommendations, or has access to such recommendations that are non-public.

Under Rule 17j-1 of the Investment Company Act, Access Persons also include those Supervised Persons who make, participate in or obtain information regarding the purchase and sale of securities for Aperio’s registered investment company Clients (i.e. mutual funds) or whose functions relate to the making of any recommendations for such transactions.

Beneficial Interest or Beneficial Ownership	The concept of “beneficial ownership” of securities is broad and encompasses many situations. An individual has a “beneficial interest” not only in securities he or she owns directly, but also in (i) securities his or her spouse, minor children or relatives who live in his or her household, (ii) securities another person holds if the individual obtains benefits substantially equivalent to ownership (through any contract, understanding, relationship, or other arrangement) and (iii) securities held by certain types of entities that the individual controls or in which he or she has an equity interest.
Chief Compliance Officer (“CCO”)	All references to the responsibilities of the Chief Compliance Officer under this Code include persons to whom the Chief Compliance Officer has designated his responsibilities, including but not limited to other members of the Compliance Team, Supervised Persons of Aperio, and third-party compliance consultants (as applicable).
Compliance Team	The Compliance Team includes the Chief Compliance Officer, the Compliance Officer, the Compliance Associate, and any future Employee assigned to the Compliance department.

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Covered Account	Any account in which Aperio or an Access Person has a beneficial interest, other than accounts over which an Access Person has no direct or indirect influence or control. Covered Accounts typically include accounts held in an Access Person’s name, as well as in various forms of beneficial ownership. These include accounts at brokerage firms, banks, and any other institution that effects Securities transactions or holds Securities.
Designated Account	A Covered Account in which Aperio and/or Aperio’s owners have a beneficial interest but that Aperio has determined should not be subject to certain specified provisions of this Code. This may be because, among other factors, the account’s activities are subject to supervision in the ordinary course of Aperio’s business and/or because the account is in essence a client account. Designated Accounts are covered by regulatory reporting and preclearance requirements. An account will be a Designated Account only if the Chief Compliance Officer, in consultation with the Ethics and Compliance Committee, has specifically identified it as one.
Immediate Family	A person’s spouse, domestic partner, children, stepchildren, grandchildren, parents, stepparents, grandparents, siblings, and in- laws (as well as adoptive relationships that meet the above criteria) sharing the same household.
Investment Employees	All Employees who (i) in the course of their regular functions or duties, make (e.g., portfolio managers) or participate in making investment decisions or recommendations, including providing information and advice to portfolio managers (e.g., research analysts) and (ii) all Employees who execute a portfolio manager’s decisions (i.e., traders). All Investment Employees of Aperio are also Access Persons under the Code.
Reportable Fund	Any investment company registered under the Investment Company Act for which Aperio serves as sub-adviser or investment adviser or any fund whose investment adviser or principal underwriter controls, is controlled by, or is under common control with, Aperio. Note: Shares issued by Reportable Funds are Reportable Securities and are subject to all of the reporting and other requirements of this Code.

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Security	A Security includes any note, stock, bond, debenture, equipment trust certificate, trade acceptance, evidence of indebtedness, certificate of deposit, certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, preorganization certificate or subscription, transferable share, limited liability company interest, limited partnership interest, investment contract, put, call, straddle, option, or privilege on a financial instrument or interest or group or index thereof (including any interest therein or the value thereof), swap agreement, swaption, cap, collar, floor, forward rate agreement, forward contract, forward commitment for the purchase or sale of a financial interest, contract for differences, notional principal contract, voting-trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas or other mineral rights, or, in general, any interest or instrument commonly known as a “security” or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guarantee of or warrant or right to subscribe to or purchase, any of the foregoing.

Any capitalized term used but not defined explicitly herein shall have the meaning ascribed to it in Aperio’s Investment Advisory Compliance Manual (the “Manual”).

II.	General Policies

Aperio’s Ethics and Compliance Committee, which is charged with the overall administration of the Code, is currently composed of four committee members, including:

•	The CEO;
•	The COO;
•	The Chief of Staff; and
•	The Chief Investment Officer.

The business affairs of the Firm shall be conducted in compliance with all statutes, rules and regulations of such governmental authorities that have jurisdiction over the Firm's operations.

All Supervised Persons are required to comply with applicable federal securities laws, including Rule 204A-1 under the Investment Advisers Act of 1940. In addition, because Aperio serves as a sub-adviser to registered investment companies, Aperio’s Code of Ethics must comply with Rule 17j-1 under the Investment Company Act of 1940 (the “ICA”), as well as Rule 204A-1 under the Investment Advisers Act of 1940 (the “Advisers Act”).

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This Code is designed to establish procedures for the detection and prevention of activities by which Supervised Persons, having knowledge of the holdings, recommended investments, and investment intentions of Clients, may abuse their fiduciary duties, and otherwise to deal with the type of conflict of interest situations addressed by Rule 204A-1 under the Advisers Act and Rule 17j-1 under the ICA.

The following general policies shall be applicable to any Supervised Person:

•	Use of the Firm's assets for any unlawful or improper purpose is prohibited.
•	No undisclosed or unrecorded fund or asset of the Firm shall be established for any purpose.
•	No false or artificial entries shall be made in the books and records of the Firm for any reason.
•	No payment on behalf of the Firm shall be approved or made with the intention or understanding that any part of such payment is to be used for any purpose, other than for purposes described by the documents supporting the payment.
•	All Supervised Persons of the Firm shall be responsible for the enforcement of and compliance with the Code, including necessary distribution by supervisors to their staff to ensure each Supervised Person has the appropriate knowledge and compliance required of them under the Code.
•	The Code cannot cover every possible situation or area of Supervised Person conduct. Any Supervised Person who is unsure about the propriety of a course of conduct, not clearly covered in the Code, should discuss the matter with his or her immediate supervisor. If any questions remain, then he or she should discuss the matter with the CCO or another member of the Compliance Team. In any case, the whistleblower procedures pursuant to this Code protect whistleblowers from potential retaliation from reporting such matters.
•	Supervised Persons are responsible for adherence to these standards. Supervisors must ensure that Supervised Persons subject to their supervision are familiar with the Code and the Manual.
•	The Firm is dependent on Client and investor confidence. Its reputation has been earned over a long period of time; and it can be tarnished by one unfortunate act. We must therefore conduct our business according to the highest ethical standards, always striving to avoid even the appearance of impropriety.

III.	Conflicts of Interest

A.	General Statement

Aperio has a fiduciary duty to manage conflicts of interest fairly. In essence, a conflict of interest is a situation in which Aperio or a Supervised Person is in a position where the invidual’s or Aperio’s interests conflict with the duty owed to its Clients, or a situation in which Aperio’s duty to one Client conflicts with its duty to another.

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Supervised Persons should know that under no circumstances is it proper to use one's position with the Firm, directly or indirectly, for private gain, to advance personal interest, or to obtain favors or benefits for oneself, a family member or any other person.

In addition to this policy, Aperio’s Compliance Manual and this Code are broadly designed to manage, control, detect and mitigate conflicts of interest by prescribing policies regarding email monitoring, requirements that Supervised Persons disclose and/or pre-clear certain gifts and outside business activities, restrictions on personal trading, management of material non-public information, as well as other detailed policies and procedures.

On at least an annual basis as part of Aperio’s compliance training, all Supervised Persons receive both formal training with respect to conflicts of interest detection and prevention.

Aperio strives to meet the highest standards of ethical and market practice in respect of the management of conflicts of interest and to act in the best interests of its Clients. In that regard, Aperio has the following practices and procedures in place.

B.	Identification and Mitigation of Conflicts

For the purposes of identifying the types of conflicts and potential conflicts that arise, Aperio shall take into account whether Aperio, an Affiliate, or Supervised Person:

•	is likely to make a financial gain, or avoid a financial loss, at the expense of the Client;
•	has an interest in the outcome of a service provided to the Client or transaction carried out on behalf of the Client, which is distinct from the Client's interest in that outcome;
•	has an incentive to favor the interest of another Client or group of Clients over the interests of a Client; or
•	receives or will receive from a person other than the Client an inducement in relation to a service provided to the Client, in the form of remuneration, goods or services, that is not the standard commission or fee for that service.

Where possible, Aperio seeks to organize its business activities, including external arrangements, to avoid conflicts. Where Aperio is not reasonably confident that the interests of a Client will be adequately protected, Aperio shall disclose the general nature and/or sources of conflicts of interest to the Client before undertaking any business, and such disclosure will generally be made via Aperio’s Form ADV.

Supervised Persons should refrain from engaging in activities that give rise to situations that are in conflict with the best interests of Aperio. If a Supervised Person has an actual or potential conflict of interest, he or she must promptly notify the Compliance Team.

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The following are non-exclusive examples of such activities:

1.	Knowingly competing with Aperio in any way (an illustration would be a Supervised Person competing with Aperio in the acquisition or disposition of securities, or other property, for personal gain).
2.	Using or permitting others to use Aperio-owned equipment, materials or the time of other Supervised Persons for personal purposes in a significant or unauthorized way.
3.	Seizing opportunities that may be suitable for Aperio for one’s personal gain without first offering such opportunity to Aperio.
4.	Owning a material interest in any entity that has business relations with Aperio, or that is seeking to have business relationship with Aperio, except where such interest consists of:
a.	Less than 5% stake in a company listed on a recognized stock exchange; or
b.	Less than 5% stake in a bank or trust company which is a member of the Federal Reserve System.
5.	Subject to limited exceptions granted on a case-by-case basis by the CCO, serving as an officer, director, employee, or consultant of, or in any management capacity for, any other entity that: (i) has business relations with Aperio or is seeking business relations with Aperio; or (ii) that is engaged in any type of business that is similar to the types of business carried on by Aperio.
6.	Accepting gifts of more than token value (which for the purposes of the Code, is defined as less than $10), loans other than from established banking or financial institutions, or excessive entertainment or other substantial favors from any outside concern, which does business with or is seeking to do business with Aperio, or is a competitor of Aperio.
7.	Disclosing or using confidential information belonging to Aperio for other than business purposes, including for personal profit or advantage.

In addition to the types of conflicts of interest contemplated above, all Supervised Persons must also notify the Compliance Team promptly if they become aware of any practice that arguably involves Aperio in a conflict of interest with any of its Clients, individuals, or entities with which Aperio conducts business. Supervised Persons reporting any potential conflicts of interest are fully protected by Aperio’s “whistleblower” policies described later in this Code and the Employee Handbook, as applicable.

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C.	Review of Conflicts

Aperio monitors conflicts on an ongoing basis through various aspects of its compliance monitoring program. In addition, as part of the annual compliance review, the Compliance Team will identify and document the key conflicts and potential conflicts Aperio may encounter on a day-to-day basis and document these in the annual review report. This report will summarize the means by which Aperio manages these conflicts, and will generally consider the following potential conflicts:

Employee Related Conflicts:

•	Conflicts related to outside business activities, gifts, personal trading, etc.

Compensation-Related Conflicts and Incentives:

•	Lack of oversight of outside business activities
•	Incentives to place investors in accounts with fee structures that are high relative to the services provided, such as certain investment adviser or wrap fee accounts

Portfolio Management-Related Conflicts:

•	Investment advisers that prefer one client over another when managing multiple accounts side-by-side, due to financial incentives or personal relationships
•	Portfolio management activities by fund advisers that involve risks beyond the risk tolerance levels or stated objectives in the prospectus, such as overconcentration in a single issuer or sector, purchasing illiquid securities that appear to deliver higher returns, or a mismatch of fund liquidity to an expectation of fund redemptions
•	Affiliations between investment advisers and service providers or other financial institutions, such as any incentive for an investment adviser to use a broker-dealer for executing a client’s trade even though best execution is not achieved

Valuation Conflicts:

•	Incentives of broker-dealers and investment advisers to provide high marks in pricing relatively illiquid positions
•	Inflating valuations to attract investors and charge more fees

D.	Disclosure of Material Conflicts to Investors and Clients

As a registered investment adviser, Aperio shall properly disclose actual and potential material conflicts to Clients. Generally, Aperio accomplishes this through disclosing material conflicts of interest in its Form ADV, or through such other means as determined appropriate by the Chief Compliance Officer. Generally, Aperio will maintain internal memos to document and monitor conflicts on an as needed basis.

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E.	Outside Business Activities

Supervised Persons are required to seek prior written approval from the Compliance Team prior to accepting outside business activities, as such activities might subject the Firm and the Supervised Person to criticism or adverse publicity, affect the Supervised Person's ability to perform in a competent manner, or create the appearance of impropriety.

The purpose of this request is so that Aperio can make certain that such prohibited activities will not:

•	Interfere or conflict with the interests of the Firm;
•	Be in competition with the Firm;
•	Encroach upon regular work hours and duties or affect the Supervised Person's ability to carry out his or her work for the Firm; or
•	Involve the use of Firm equipment, supplies or facilities.

All Supervised Persons are required to annually update Aperio regarding any outside activities. An outside activity form and/or reporting interface is provided through Schwab Compliance Technologies, our automated on-line compliance software platform (“Schwab CT”).

As a general rule, Supervised Persons are prohibited from accepting outside employment in a professional capacity (e.g., as a lawyer, accountant, appraiser, etc.). Exceptions must be pre-approved by the CCO.

In determining whether an outside activity (business or non-profit) should be pre- cleared and disclosed, Supervised Persons should consider the following factors:

1.	Will the Supervised Person be compensated for such activity?
2.	Does the outside activity in any way relate to investment advisor services?
3.	Does the activity take up more than 10 hours a week of the Supervised Person’s time?
4.	Will the Supervised Person be an officer, director, or trustee of an outside organization?

If “YES” is the answer to any of the preceding questions, this activity will likely need to be pre-cleared and reported. Consult with the Compliance Team for any questions regarding this determination.

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F.	Fiduciary Appointments

Supervised Persons should not accept fiduciary (including co-fiduciary) appointments, such as executor, administrator, guardian, trustee, custodian under a gifts to minors act or similar act, attorney in fact, or agent, except where family or particular personal circumstances would justify accepting such responsibility when there is a strong personal or family reason for doing so.

Except where relatives are involved, if a Supervised Person wishes to accept a fiduciary appointment, the prior approval of the CCO must be obtained.

Supervised Persons may be prohibited by law from accepting fees when serving as co-fiduciary with Aperio.

IV.	Gifts and Entertainment

A.	Guiding Principles

Aperio holds its Supervised Persons to high ethical standards and strictly prohibits the giving or receipt of things of value that are designed to improperly influence the recipient. Anti-bribery and anti-corruption statues in the U.S. are broadly written, so Supervised Persons should consult with the Compliance Team if there is even an appearance of impropriety associated with the giving or receipt of anything of value.

B.	General Rule and Reporting

Supervised Persons may give and receive gifts and entertainment generally, so long as such gifts and entertainment do not have the appearance of being lavish or excessive, and do not give the appearance of being designed to improperly influence the recipient or make the recipient feel beholden to the giver of the gift or entertainment, and are within the guidelines as set forth in detail below.

Supervised Persons must report gifts and entertainment, when required by the guidelines below, through every Supervised Person’s account on Schwab CT.

C.	Gift Guidelines

Supervised Persons must report anything of value (a “gift”) given to or received from a vendor, Client, or other entities doing business with Aperio (“Business Contact”) in excess of $10 in value through Schwab CT, and the Compliance Team will monitor this reporting on an ongoing basis.

In any calendar year, a Supervised Person cannot give or accept more than $250 in aggregate per Business Contact. The foregoing thresholds may not apply to special categories of recipients (“Restricted Recipients”), as specifically designated in this section below.

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Examples of gifts include:

•	Holiday gifts including gift baskets, wine, and miscellaneous gifts, given or received close in time or during the December holidays or New Year
•	Wedding gifts, condolences, and baby gifts, subject to the exemption listed below
•	Products, including food and other consumer goods
•	Meals
•	Travel expenses and/or reimbursements
•	Tickets to sporting or other entertainment events (where an Aperio Business Contact does not attend)
•	Social events/parties (e.g., contract-signing parties)
•	Fees paid to attend union-sponsored events
•	Payments to charities
•	Sponsorship of sporting or fundraising events

D.	Business Entertainment Guidelines

Supervised Persons must report all business entertainment with Business Contacts paid for by the Supervised Person in his or her expense reporting forms. The Compliance Team will review these expense reporting forms on a quarterly basis to monitor whether any business entertainment is excessive or lavish.

Notwithstanding the above, business entertainment with certain Clients (such as union personnel) or other Business Contacts (such as foreign government entities) may be subject to additional thresholds. Please see additional details below relating to the application of such restrictions to business entertainment. The Compliance Team will review the expense reporting forms for adherence to these limits.

“Entertainment” is defined broadly as including, without limitation, any meals, drinks, lodging, tickets to sporting events or the theater, golf outings, social events, hospitality events, charitable events, or comparable entertainment events, and it includes any transportation and/or lodging accompanying or related to such activity or event, including entertainment offered in connection with an education event or business event, in every case where the giver/provider is present. If the giver/provider is not present then the Entertainment is considered a Gift and is subject to the thresholds and reporting under the Gift Policy above.

E.	Prohibitions

•	No Cash or Business Opportunities. Supervised Persons are prohibited from receiving and/or giving any cash gifts, securities, investment opportunities, business opportunities, or equivalent gifts such as gift certificates, gift cards, money orders or checks.

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•	No Solicitation. Supervised Persons must not solicit gifts or entertainment.
•	Nothing Excessive. Supervised Persons may not accept or provide entertainment that is so frequent, extensive, lavish, or questionable in taste as to raise any questions of impropriety. This may be a subjective standard, but industry practice and compliance guidelines, while not presenting a bright line test, do recognize a distinction between proper and improper.
•	Nothing Beyond Legal Limits. There may be laws and regulations that apply depending on specific facts, and place very strict limits on, or otherwise prohibit entertainment and gifts.
•	Nothing Prohibited by Aperio or Recipient Policies.
•	Questions. Supervised Persons should contact the Compliance Team if there is any question as to whether the Supervised Person may fall within a specific regulatory framework, or whether the proposed gift or entertainment meets regulatory guidelines, or whether an expense, gift, or entertainment may raise the appearance of, if not actual, impropriety.

F.	Permitted

•	Personal Relationship Gifts. Gifts can be given in the context of a personal relationship with a Business Contact (for example a wedding gift or a congratulatory gift) without requiring reporting under this Code, as long as: (i) it is not reimbursed as a business expense; and (ii) the gift must not influence, or give the appearance of influencing, the Business Contact’s objectivity or serve as a pretext for a gift that would otherwise violate these guidelines.
•	Customary Business Entertainment. Supervised Persons may accept entertainment that is customary in their business area within the financial services industry, so long as it is neither frequent, extensive, nor lavish as to raise any questions of impropriety.
•	Entertainment for Clients and Prospects. Supervised Persons generally may provide entertainment to Business Contacts that is customary and is reasonable in value and frequency, subject to the restrictions outlined herein.
•	Conferences and Events. Supervised Persons attending conferences or events sponsored by a Business Contact shall have Aperio pay for their transportation and lodging costs. Supervised Persons participating as speakers or panelists at industry conferences may accept transportation, lodging, meals, or conference fee waivers that are reasonable and customary in the context of the event. Sponsored events at conferences such as cocktails, lunches, and dinners, that are part of the conference agenda and whereby all attendees are invited, are not considered entertainment and do not have to be approved or reported.

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G.	Providing Gifts and Entertainment – Special Recipients, Limits, and Reporting

The following is a summary of thresholds based on the type of recipient receiving the gifts and entertainment. All gift and entertainment reporting should be done in Schwab CT.

Generally, no Supervised Person may make or give, or offer to make or give (in the context of their business activities for Aperio) excessive benefits or gifts to a Business Contact or investor. As such, all Supervised Persons are required to obtain pre- clearance from the Compliance Team if such gift is in excess of the Gift and Entertainment Guidelines set forth in the table below.

Type of Recipient	Maximum Value of Gifts & Entertainment	Reporting Threshold
ERISA plans, Unions (Taft Hartley plans) and associated plan officials/fiduciaries	Anything above $250 individually or in aggregate per year is subject to DOL scrutiny, and if provided to Taft Hartley plans, reportable to the DOL.	Must report all gifts and entertainment above the threshold and not otherwise exempt.
Foreign Governments and “Government Instrumentalities”	$0, except for food and beverages that are provided during a legitimate business meeting and that are clearly not lavish or excessive.	Must report any food and beverages provided during a legitimate business meeting to these recipients.
Domestic Government Entities[1]	Varies by state and county.	Must pre-clear all gifts to these recipients with the Compliance Team; must report all entertainment.
Charitable Entity Clients	3% of the expected annual revenue generated from the Client, subject to the Charitable Contributions policy set forth below.	Must report all donations to these recipients.

[1]	Government entities include all state and local governments, their agencies and instrumentalities, and all public pension plans and other collective government funds, including participant-directed plans such as 403(b), 457, and 529 plans.

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Type of Recipient	Maximum Value of Gifts & Entertainment	Reporting Threshold
Auditors	$0	Prohibited.
All other entities/individuals	No specific limit, but must not appear lavish or excessive.	Gifts in excess of $250 per entity/individual per year. All business entertainment will be occasionally monitored.

Further discussion on each type of special recipient is presented below.

ERISA Plans and Plan Fiduciaries

ERISA Clients are subject to very strict gift and entertainment rules and regulations. Specifically, the Department of Labor (“DOL”) does not exempt meals and entertainment valued below $250 from enforcement; rather, they are not considered "an apparent violation" of section 408(b)(3), leaving open the possibility that, in some circumstances, the DOL may find a violation where there is an obvious “quid pro quo.”

Consequently, all gifts and entertainment provided to ERISA plans or plan fiduciaries must be reported and preapproved by the Compliance Team using Schwab CT.

Unions and Union Officials

As discussed in more detail below, the DOL has issued guidance indicating that certain investment managers that entertain union personnel, including personnel associated with pension plans (e.g., during the course of marketing or for other reasons) may be required to file reports on DOL Form LM-10. Reportable benefits include the value of travel, golf outings, dinners, holiday parties, sports tickets, and raffle prizes. Firms are required to file these reports with the DOL within 90 days after the end of the firm’s fiscal year and the filings are posted on the DOL’s website.

To ensure that Aperio is able to monitor its obligations (if any) to file DOL Form LM-10, Supervised Persons must immediately notify the Compliance Team of any gifts or other benefits provided (either by the Firm or by the Supervised Person’s personal funds) to labor unions or union personnel, unless exempted below. Entertainment must be reported, unless the entertainment is provided as part of a “widely-attended gathering” and meets certain requirements outlined below.

While there may be reporting exclusions for things such as occasional gifts, gratuities or favors of insubstantial value falling below the $250 de minimis exception as described below, Supervised Persons must report all other gifts provided to union personnel to the Compliance Team for review. This includes situations in which the threshold is exceeded by providing nominally valued items bearing an Aperio logo to such recipients, or a Supervised Person provides a personal gift to a union official, regardless of whether he or she seeks reimbursement from Aperio for the cost of the gift, in excess of the threshold.

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Gifts, including sponsorship of events (golf tournaments, conference, etc.) or donations to charities associated with the union, and Entertainment (with the name of each union official in attendance disclosed) should be reported in Schwab CT and requests for reimbursement must be reviewed and approved by the Compliance Team, prior to Aperio reimbursing the Supervised Person.

1.	Exemption for De Minimis Benefits.

Gifts and entertainment provided to union personnel are considered de minimis, and therefore not reportable, if the value provided to a union official during Aperio’s fiscal year does not exceed $250 and if the benefit is unrelated to the official’s status in a labor organization.

In reaching the $250 amount, there is no floor on amounts to be taken into consideration; therefore, coffee service or any other such benefit is counted. Nevertheless, if the annual threshold is not exceeded, the fact that a benefit may be frequently and regularly provided does not take it outside the de minimis exemption.

•	Benefits provided to the same union official by different Supervised Persons of Aperio are to be aggregated.
•	Benefits provided to different union officials are not aggregated.
•	When Aperio pays for a union official to attend an educational conference, the costs of the official’s meals, refreshments, travel, and lodging are counted towards reportable benefits. The costs of conference rooms and audio-visual equipment are not, however. The reportable costs at the conference include food, beverage, service, and entertainment, but not facility rental, security, or staff time for planning or coordinating the reception.
•	Benefits are considered unrelated to an official’s status in a labor organization if such benefits are ordinarily provided to non-union personnel in similar circumstances.

2.	Special Rules for Widely-Attended Gatherings Sponsored by Aperio.

A “widely-attended gathering” is an event at which a large number of persons attend, including both union officials and a substantial number of persons with no relationship to a union. Both categories of attendees must be treated alike in the distribution of invitations and at the gathering.

•	If the cost of a widely-attended gathering sponsored by Aperio, excluding facility rental, security, and staff planning and coordinating time, is $20 or less per person, no Form LM-10 reporting is required, regardless of the number of gatherings Aperio holds.

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•	If the cost of a widely-attended gathering sponsored by Aperio, as described above, is $125 or less per person (but more than $20), Aperio may have the same union officials in attendance at two such gatherings during its fiscal year without any Form LM-10 reporting. If the same union official attends three or more such gatherings, the cost attributable to that official at all such gatherings during the fiscal year must be reported. The DOL suggests the use of sign-in sheets or similar methods to ascertain union officials in attendance, if necessary.

3.	Payments from Personal Funds.

If a Supervised Person provides a benefit to a union official from personal funds, unless the de minimis exemption applies, the payment should be reported to the Compliance Team, who will then report it on Form LM-10 if any of the following criteria apply:

•	The Supervised Person holds a key position, such as manager;
•	The Supervised Person’s position includes generating or maintaining business relationships with unions or affiliated trusts; or
•	The Supervised Person is acting for Aperio directly or indirectly; for example, where the individual could be reimbursed by Aperio, but has not so requested.

The Compliance Team, with the assistance of outside legal counsel and/or compliance consultants, will be responsible for determining whether a Form LM-10 reporting requirement has been triggered, and if so, will coordinate to properly prepare and timely file the form.

Foreign Governments and “Government Instrumentalities”

Similarly, Supervised Persons should be aware of the stringent requirements with respect to the Foreign Corrupt Practices Act (“FCPA”). Specifically, FCPA prohibits the direct or indirect giving of, or a promise to give, “things of value” in order to corruptly obtain a business benefit from an officer, supervised person, or other “instrumentality” of a foreign government. Companies that are owned, even partly, by a foreign government may be considered an “instrumentality” of that government. In particular, government investments in foreign financial institutions may make the FCPA applicable to those institutions. Individuals acting in an official capacity on behalf of a foreign government or a foreign political party may also be “instrumentalities” of a foreign government.

Civil and criminal penalties for violating the FCPA can be severe. Aperio and its Supervised Persons must comply with the spirit and the letter of the FCPA at all times.

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Supervised Persons must not provide any gift or entertainment to any foreign government or any instrumentalities of a foreign government, except for food and beverages provided during a legitimate business meeting. Supervised Persons must disclose anything of value provided to any foreign government or instrumentalities of a foreign government. A request for reimbursement must be reviewed and approved by the Compliance Team prior to Aperio reimbursing the Supervised Person.

Note that at the time of publication of this Code, Aperio has no known business with any foreign government or its instrumentalities. This is subject to change.

Domestic Government Entities

It is Aperio’s policy that it will not make any political contributions to any political candidates, any official of a government entity, any government entity, or any local, state, or national political party.2 In accordance with the Pay-to-Play Rule, a political contribution is defined as any gift, subscription, loan, advance, or deposit of money or anything of value made for:

•	The purpose of influencing any election for federal, state or local office;
•	Payment of debt incurred in connection with any such election; or
•	Transition or inaugural expenses of the successful candidate for state or local office.

Political contributions made by Aperio’s Supervised Persons are governed by the “Political and Charitable Contributions” policy set forth in the Compliance Manual. Aperio and its Supervised Persons may provide a gift or entertainment to a domestic government entity as long as the following conditions are met:

•	the gift or entertainment is not a political contribution as that term is defined under the SEC’s Pay-to-Play Rule;
•	the gift or entertainment is not made with the purpose of influencing the vote, official action, or judgment of the public officer (including pension board trustees) or Supervised Person; and
•	the gift or entertainment is not lavish and the value per public officer or Supervised Person per year does not exceed any threshold set forth in the state or county law to which the government entity is subject, or any gift and entertainment policies provided to Aperio by the government entity.

Gifts and entertainment to state/local government entities should be pre-cleared through Schwab CT. A request for reimbursement must be reviewed and approved by the Compliance Team prior to Aperio reimbursing the Supervised Person.

[2]	Government entities include all state and local governments, their agencies and instrumentalities, and all public pension plans and other collective government funds, including participant-directed plans such as 403(b), 457, and 529 plans.

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Charitable Entity Clients

Charitable contributions to Clients are permitted if all of the following conditions are met:

•	The Client is a qualified non-profit organization, i.e. 501(c)(3);
•	The donation is not made in exchange for business or continued business, i.e. no quid pro quo; and
•	The donation may not exceed 3% of the expected annual revenue generated from the Client (consult the CFO for this calculation).

Supervised Persons must preclear any charitable contributions through Schwab CT. Any exception to this policy must be approved by the CCO.

Auditors

Aperio may not provide any gift or entertainment to a member of an audit team of the independent auditors of Aperio or any of its Clients, or to any person in a position to influence such a member.

H.	Receiving Gifts and Entertainment

Supervised Person Receiving Gifts

Supervised Persons must not accept excessive benefits or gifts from a Business Contact. As such, all Supervised Persons are required to report through Schwab CT any and all benefits or gifts that such Supervised Person receives. The gift must not influence, or give the appearance of influencing, the Supervised Person’s objectivity or serve as a pretext for a gift that would otherwise violate these guidelines.

Supervised Persons may not accept: gifts of more than token value ($10) and in aggregate no more than $250 per year; loans other than from established banking or financial institutions; or other substantial favors from any outside concern which does business with or is seeking to do business with, or is a competitor of Aperio.

Supervised Person Receiving Entertainment

Supervised Persons may attend business meals, sporting events and other entertainment events at the expense of a giver, as long both the giver(s) and the Supervised Person(s) are present and the entertainment is neither frequent, extensive, nor lavish as to raise any questions of impropriety.

The payment of normal business meals or the provision of tickets to events (such as sporting events, concerts and golf events, etc.) where business matters are actually discussed (and where such business or potential business counterparties are present) are NOT subject to the gift/benefit notification requirement for gifts received or given; provided, however, that Supervised Persons should be prepared to provide information relating to any business entertainment as may be requested by the Compliance Team.

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Aperio expects that it will bear the costs of Supervised Person travel and lodging associated with conferences, research trips, and other business-related travel. If these costs are borne by a person or entity other than Aperio, they should be treated as reportable for purposes of this policy.

Giver	Recipient	Maximum Value to be Received	Reporting Threshold
Broker-dealer or ERISA (including Taft-Hartley) plan/fiduciary	Supervised Person (or group thereof, but not Aperio, as a firm)	Gifts: $100 per year/per giver Entertainment: No specific limit (but must not appear frequent or lavish)	Above $10 for any gift None, unless requested by the Compliance Team
All other entities/individuals	Supervised Person (or group thereof, but not Aperio, as a firm)	Gifts: $250 per year/per giver Entertainment: No specific limit (but must not appear frequent or lavish)	Above $10 for any gift None unless requested by the Compliance Team

Aperio’s Receipt of Gifts & Entertainment

Gifts such as holiday baskets or lunches delivered to Aperio’s offices and which are received on behalf of Aperio are not reportable, unless the giver is a broker-dealer or an ERISA (including Taft-Hartley) plan or plan fiduciary, in which case the reporting threshold is $10. The Supervised Person who receives a gift on behalf of Aperio must report such gift through Schwab CT. In the unlikely event that Aperio is invited to an entertainment event, Aperio may accept the invitation as long the giver is present at the event and the entertainment is neither frequent, extensive, nor lavish as to raise any questions of impropriety.

Giver	Recipient	Maximum Value to be received	Reporting Threshold
Broker-dealer or ERISA (including Taft-Hartley) plan/ fiduciary	Aperio	No specific limit (but must not appear frequent or lavish)	$10
All other entities/indi viduals	Aperio	No specific limit (but must not appear frequent or lavish)	Non-reportable

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I.	Gifts and Entertainment Monitoring

The Compliance Team monitors Supervised Persons’ provision and receipt of gifts and entertainment through Schwab CT. From time to time, the CCO will present to the Ethics and Compliance Committee any information deemed important in the monitoring of the policy, including specific instances requiring further review and input from the Ethics and Compliance Committee.

V.	Insider Trading

A.	General Statement

Federal law requires all investment advisers to establish procedures to prevent insider trading by their associates. In addition, the Federal Sentencing Guidelines require companies to establish reasonable procedures to prevent and detect violations of the law. To comply with these and other similar laws and rules, Aperio has developed the Personal Securities Trading Guidelines and Procedures within the Code, as set forth with specificity in Section VI., Personal Securities Trading, below.

Supervised Persons will have all of their personal trading activities monitored through the personal trading module in Schwab CT, and are subject to the restrictions as outlined herein. Aperio established this program to monitor the personal securities trading of Supervised Persons because of their routine access to potentially sensitive information, including, but not limited to, firm trading and portfolio management activities.

Aperio prohibits all Supervised Persons from trading in their accounts or in accounts under their direct or indirect control, either personally or on behalf of others, while in possession of material, nonpublic information (each as defined below). This includes trading in accounts managed on behalf of Aperio’s Clients.

Further, Aperio prohibits all Supervised Persons from communicating material, nonpublic information to others in violation of the law. This conduct is frequently referred to as “Insider Trading.” Supervised Persons that come to possess material nonpublic information must follow the policies and procedures set forth below in Section V.G: Resolving Issues Concerning Insider Trading, including immediately informing the CCO, or in his or her absence, a member of the Ethics and Compliance Committee, of the information to determine the proper course of action.

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While Insider Trading is not specifically defined in the Federal Securities Laws, the term has been interpreted by courts to including the following activities:

•	Trading by an insider, while in possession of material, nonpublic information;
•	Trading by a non-insider, while in possession of material, nonpublic information, where the information was disclosed to the non-insider in violation of an insider’s duty to keep it confidential; or
•	Communicating material, nonpublic information to others.

The misuse of material, nonpublic information applies to all types of securities including equity, debt, commercial paper, government securities and options and privately offered securities.

B.	Definitions

1.	Material Information

Material information is generally understood to be information that would move the price of a security if it were known to the investing public – i.e., there is a substantial likelihood that a reasonable investor would consider it important in making an investment or trading decision. Examples include, but are not limited to, dividend announcements, liquidity issues, information regarding mergers and acquisitions, and new product or services announcements.

2.	Nonpublic Information

Generally, information is nonpublic until it has been effectively communicated to the marketplace. One must be able to point to some fact to show that the information is generally public. For example, information found in a report filed with the SEC or appearing in Dow Jones, Reuters Economic Services, The Wall Street Journal or other publications of general circulation, would be considered public.

In a nutshell, information is nonpublic unless:

•	It has been effectively disseminated to the public via the media, financial publications, press releases, financial filings and other statements, or other means; or
•	Enough time has elapsed to permit the investment market to absorb and evaluate the information.

C.	Client Relationships

Aperio may have Clients who hold positions at publicly traded companies who are in possession of material, nonpublic information about their companies. In managing such Clients’ accounts, Supervised Persons must be aware that any information divulged by the Client about his or her company could potentially be material, nonpublic information as defined above. Supervised Persons must not act on such information and must immediately inform the CCO to determine the proper course of action if they believe that a Client has divulged material, nonpublic information. If appropriate, the CCO, in consultation with the Ethics and Compliance Committee, will engage outside counsel for further advice and action.

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D.	Rumors

Creating or passing false rumors with the intent to manipulate securities prices or markets may violate the antifraud provisions of Federal Securities Laws. Such conduct is contradictory to this Code, as well as the Firm’s expectations regarding appropriate behavior of its Supervised Persons. Supervised Persons are prohibited from knowingly circulating false rumors or sensational information that might reasonably be expected to affect market conditions for one or more securities, sectors, or markets, or improperly influencing any person or entity. This policy is not intended to discourage or prohibit appropriate communications between Supervised Persons and other market participants and trading counterparties. Supervised Persons should consult with the Compliance Team regarding questions about the appropriateness of any communications.

E.	Manipulative Trading Practices

Section 9(a)(2) of the Securities Exchange Act of 1934 (the “Exchange Act”) and Rule 10b-5 under the Exchange Act make it unlawful for any person, acting alone or with others, to trade any security in order to create actual or apparent active trading in such security, or raise or depress the price of the security. No Supervised Person may engage in actual or apparent trading in any asset for the purpose of inducing the purchase or sale of such asset by others or causing the price of an investment to move up or down.

However, price changes resulting from supply and demand are not prohibited. Therefore, buy or sell programs may cause asset prices to rise or fall without violating Federal Securities Laws. Section 9(a)(2) and Rule 10b-5 prohibit activities that have the purpose of affecting the price of a security artificially. They do not prohibit otherwise lawful activity that has the incidental result of changing the supply or demand or the intrinsic value of a security.

F.	Additional Restrictions

While the above generally refers to Insider Trading as the term is commonly interpreted with respect to the misuse of material, nonpublic information regarding individual securities, this Code also prohibits the misuse of all information regarding Client accounts and Aperio activities. Supervised Persons must not disclose or misuse for personal economic gain any confidential information regarding the trading or holdings of Client accounts and/or Aperio’s investment strategies.

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G.	Resolving Issues Concerning Insider Trading

Any Supervised Person who believes he or she has material, nonpublic information, should take the following steps:

•	Report the matter immediately to the Compliance Team, or in its complete absence, the Chief Executive Officer;
•	Refrain from purchasing or selling the securities on behalf of himself or herself or others including accounts managed by Aperio; and
•	Refrain from communicating the information inside or outside of Aperio, other than to the Compliance Team, the Ethics and Compliance Committee, and/or retained counsel, as the case may be.

VI.	Personal Securities Trading

A.	General Statement

Access Persons should not engage in investment transactions in any account holding Reportable Securities (defined below) in which they have direct or indirect control or a Beneficial Interest that would create, or give the appearance of creating, a conflict of interest between the Supervised Person and Aperio, or between the Supervised Person and any Client. Supervised Person trading is governed by restrictions and reporting requirements pursuant to the applicable regulations imposed by the SEC including rules on front running and insider trading.

B.	Access Persons

1.	Outside Directors

Rule 204A-1 under the Advisers Act and Rule 17j-1 under the ICA contain a presumption that, if the firm's primary business is providing investment advice, then all of its directors, officers and partners are Access Persons. If in the future, outside directors of Aperio gain access to nonpublic information related to Aperio securities recommendations, Aperio will adopt appropriate policies and procedures to address such situation.

2.	Supervised Persons

All permanent and temporary-to-hire candidates of Aperio are considered Access Persons for the purposes of this Code. Aperio does not restrict information regarding the Firm’s purchases and sales of securities for Client accounts or access to nonpublic investment recommendations. Therefore, all permanent Supervised Persons and temporary-to-hire candidates are subject to the provisions regarding pre-clearance and reporting of personal securities transactions (as discussed below).

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Whether a temporary Supervised Person (one with a definite assignment duration) or a consultant is an Access Person will be determined on a case-by- case basis by the Compliance Team. If the temporary Supervised Person or consultant is deemed to have access to information regarding the Firm’s purchases and sales of securities for Client accounts, then he or she will be required to follow the provisions of this Code in a similar manner as all other Aperio Investment Employees. If there is no such access, the temporary Supervised Person or consultant will be required to sign a Confidentiality Agreement that will restrict the use of any information acquired during an assignment at Aperio for personal benefit.

C.	Reportable Securities

“Reportable Securities” generally include any interest or instrument commonly known as a “security” including stocks, bonds, exchange traded funds (ETFs), closed-end funds, options and warrants. Any security not listed directly below is reportable unless Section VI.F.3, Securities Trading Restrictions and Reporting specifies otherwise.

The following are not Reportable Securities under Rule 204A-1 or Rule 17j-1:

•	Direct obligations of the government of the United States;
•	Bankers’ acceptances, bank certificates of deposit, commercial paper, repurchase agreements, and other high quality short-term debt instruments;
•	Shares issued by money market funds; and
•	Shares issued by open-end investment companies registered under the ICA (i.e., mutual funds) other than Reportable Funds.[3]

D.	Beneficial Interest

Supervised Persons are considered to have a Beneficial Interest in securities if they have or share a direct or indirect pecuniary interest in the securities. Supervised Persons have a pecuniary interest in securities if they have the ability to directly or indirectly profit from a securities transaction.

The following examples are instances where a Supervised Person has a Beneficial Interest in the securities held by the various accounts. This list is not exhaustive, and Supervised Persons unsure whether a particular account should be disclosed under this Code have an affirmative duty to contact the Compliance Team for clarification.

1.	Accounts of Members of the Same Household

A Supervised Person is presumed to have a Beneficial Interest in any account of an Immediate Family member living in the same household. Immediate Family members include any domestic partner, spouse, child, stepchild, grandchild, parent, stepparent, grandparent, sibling, mother-in-law, father-in- law, son-in-law, daughter-in-law, brother- in-law or sister-in-law. Adoptive relationships are included. The presumption is rebuttable with proper documentation.

[3]	Transactions and holdings in shares of closed-end investment companies would be reportable regardless of affiliation. The exception extends only to open-end funds registered in the U.S.; therefore, transactions and holdings in offshore funds would also be reportable.

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2.	Accounts of Partnerships, Corporations and LLCs

If a general partnership owns accounts that contain Reportable Securities, all general partners have Beneficial Interests in the securities held by the general partnership. For accounts held by limited partnerships, general partners, but not limited partners, have Beneficial Interests held by the limited partnership. For accounts held by corporations and LLCs, only controlling shareholders or members and persons exercising investment control over the securities held in the corporation or LLC’s investment accounts are deemed to have Beneficial Interests in such accounts.

3.	Accounts of Trusts

A settlor of a trust that retains the ability to revoke or change the terms of the trust retains a Beneficial Interest in any Reportable Securities held by the trust. Remainder persons (i.e. beneficiaries) that are currently entitled to income derived from trust assets (i.e. dividends from stocks or interest from bonds) also have a Beneficial Interest in the trust’s Reportable Securities. Beneficiaries that do not have rights under the terms of the trust until a future event (i.e. death of the settlor) do not have any Beneficial Interest in the trust assets until the subsequent event occurs. Upon such occurrence, the beneficiary will acquire a Beneficial Interest in the trust assets per the terms of the trust.

E.	Control

Accounts where a Supervised Person has been given discretionary authority to make securities trades on behalf of the account owner are deemed under the control of the Supervised Person. Such accounts are reportable under this Code.

A Supervised Person may relinquish control over a personal account by giving another person full discretionary authority to trade such account on their behalf. Such accounts must be disclosed to the Compliance Team. Once disclosed, the Compliance Team shall determine whether in fact the Supervised Person has no control over the account, and the Supervised Person shall be under an obligation to request that the managed account adviser provide the Firm with an ongoing written representation as to the managed status of the account on an annual basis as described below.

A trustee or co-trustee is assumed to have control over trust assets and therefore accounts owned by the trust containing Reportable Securities are covered under this Code. A successor trustee that has no current power to affect trust assets does not have to report the trust accounts until his or her status changes to trustee or co- trustee.

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Other fiduciaries, including but not limited to, executors, administrators, custodians, attorneys-in-fact and agents, are assumed to have control of the assets of the person or entity for which they serve as fiduciaries. Such accounts containing Reportable Securities are covered under this Code. The presumption of control may be rebutted upon presentation of documentation to the Compliance Team.

Managed Accounts

A Managed Account is an account in which the Access Person has no direct or indirect control over the investment decision making process. In general, accounts where the broker or the investment adviser is given full discretion to make investment decisions are considered managed accounts and are not reportable accounts under this Code. Access Persons and their Immediate Family Members are permitted to have periodic conversations with the broker or investment adviser provided the Access Persons and their Immediate Family Members do not provide any specific instructions to the broker or investment adviser as to which specific securities to trade in the accounts.

Access Persons must disclose to the Compliance Team any new Managed Account prior to the opening of the Managed Account. Access Persons must provide documentary evidence to show that they do not have discretion over the management of the account.

Certain Access Persons have chosen to have their accounts managed by Aperio whereby Aperio has full discretion over the accounts. These accounts are called “Aperio Managed Accounts.” Aperio Managed Accounts are to be managed in the same manner as all Client accounts that do not have Client-specific restrictions under the same investment strategy, such that the Aperio Managed Accounts do not receive a more favorable treatment than Clients.

Access Persons are not required to pre-clear transactions or submit quarterly reports relating to Managed Accounts, whether they are managed by Aperio or another entity. However, Access Persons with Managed Accounts are required to provide an annual certification that they do not currently and have not in the past exercised direct or indirect control over these Managed Accounts. Aperio also requests that the Managed Account adviser provide the Firm with a confirmation, on an annual basis, that the Access Person has no control over the relevant Managed Accounts. The Compliance Team will work with Access Persons on the form of such requested communication.

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F.	Restrictions and Limitations

1.	Initial Public Offerings

All Access Persons must obtain preclearance prior to participation in initial public offerings (IPOs) for their personal accounts. We realize that as our business operates in the Bay Area, spouses or domestic partners, whose accounts may be reported under this Code, may participate in IPOs as a result of their employment at an issuing company. If this is the case, discuss the matter with the Compliance Team prior to the offering. The Compliance Team may preclear participation in the IPO, and document the particular circumstances of the participation in the Supervised Person’s Schwab CT file.

In determining whether to grant the approval, the Compliance Team will seek to determine that the partner or spouse is receiving the shares along with other employees in the course of an employee options plan or program in the course of that person’s regular employment, and other facts and circumstances of such allocation, including whether the Supervised Person or his or her spouse may be receiving such shares under circumstances where it might not be appropriate to grant such preapproval. For example, it must be determined that the IPO allocation is not being offered to the Supervised Person’s spouse or partner because of perceived influence over the Supervised Person’s position at Aperio.

If applicable, all records relating to the decision regarding a Supervised Person’s request to invest in IPOs shall be maintained in writing on Schwab CT.

2.	Limited Offerings and Private Placement Securities

Access Persons wishing to acquire Beneficial Ownership of securities in a limited offering or private placement must obtain prior written approval from the Compliance Team.4

In determining whether to grant the approval, the Compliance Team will seek to determine if the Access Person’s acquisition of the security would preclude Clients from purchasing the same security, and whether the investment was being offered to the Supervised Person strictly by virtue of the Supervised Person’s position at Aperio. If applicable, all records relating to the decision regarding a Supervised Person’s request to invest in limited offerings and private placement securities shall be maintained in writing on Schwab CT.

[4]	A private placement is an offering of securities that is exempt from registration under various laws and rules, such as the Securities Act of 1933 in the U.S. and the Listing Rules in the U.K. Such offerings are exempt from registration because they do not constitute a public offering. Private placements can include limited partnerships, certain cooperative investments in real estate, co-mingled investment vehicles such as hedge funds, and investments in privately-held and family owned businesses. Under this Code, time-shares and cooperative investments in real estate used as a primary or secondary residence are not private placements.

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3.	Securities Trading Restrictions and Reporting Requirements

Access Persons, their Immediately Family, or accounts over which the Access Persons have control and Beneficial Ownership are prohibited from holding and trading mutual funds for which Aperio is the adviser or sub-adviser.

Securities listed below must be reported through Schwab CT, and pre-cleared in the case of IPOs.

Type of Security	Allowed to be held/traded by Aperio Access Person[5]	Reportable?
Limited Offerings and Private Placement Securities	Pre-clearance but allowed	Reportable
Exchange-Traded Funds (“ETFs”)	Allowed	Reportable
IPO securities	Preclearance, but allowed	Reportable
Affiliated Mutual Funds – mutual funds for which Aperio or a control affiliate of Aperio acts as investment adviser, sub-adviser or principal underwriter (i.e., Reportable Funds).	Prohibited
Securities held and traded in non-Aperio 401(k) Plan, Employee Stock Options Plans, or Employee Stock Purchase Plans (ESPP)	Allowed	Reportable
Reportable Securities held and traded in the Aperio 401(k) plan	Allowed	Reportable
Closed-End Mutual Funds	Allowed	Reportable
Mutual Funds registered outside the U.S.	Allowed	Reportable
Federal agency bonds	Allowed	Reportable
Municipal bonds	Allowed	Reportable
Non-financial commodities (e.g., agricultural futures, metals, oil, gas, etc.), currency, and financial futures (excluding stock and narrow-based stock index futures)	Allowed	Reportable
Securities based on broad based indexes, including any option, future, forward contract, or other obligation involving a broad based index	Allowed	Reportable
Non-Reportable Securities	Allowed	Non-reportable

[5]	A security type being marked “Allowed” in the table above does not guarantee that trading in all such securities will always be permitted. The Compliance Team reserves the right to request Supervised Persons not trade in any security based on various factors, including presence of any actual or potential conflict of interest.

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4.	Front Running

An Access Person and their Immediate Family may not make trades of any security in a personal account while in possession of material, nonpublic information that Aperio will make, or intends to make, trades in Client accounts in the same security. This unethical practice is known as “front running” and is prohibited under this Code. All Access Persons are reminded that Client accounts must be given priority over personal accounts.

Note: There are two aspects of this requirement which permit same day trading of securities by Access Persons when trading is occurring in Client accounts. The first is that “front running” is based on the scenario wherein the timing of an Access Person trade will be based on market moving information regarding the pending Client trade. Such scenarios would be extremely rare, and knowledge of a pending or potential Client trade would be material only in the case where the Client trade would be material or have the potential to change the price of the security in question.

Thus, we permit Access Persons to trade on the same day as Clients in most securities over a certain capitalization, although we maintain certain limits within size and volume. It should be noted that we are an “indexing” firm, and we trade across broad ranges of securities at regular intervals, and actual “front running” would require a trade amount above the thresholds we have set for detection and observation.

5.	Conflicts of Interest

The Compliance Team monitors the personal trading activity of Access Persons to determine if Access Persons’ transactions, either taken by themselves or as part of a pattern of trading activity, would result in the appearance of a conflict of interest. In such situations, the Compliance Team may report to the Ethics and Compliance Committee, and recommend that certain action be taken, including unwinding the transaction and/or disgorging profits.

G.	Trade Confirmations

Schwab CT has agreements in place with certain broker-dealers that provide electronic trade confirmation as delivery. Access Persons possessing personal accounts with these brokers that they directly own, or otherwise control or possess a Beneficial Interest in, simply need to notify the Compliance Team of such accounts. The Compliance Team will arrange for the electronic trade confirmations to be automatically delivered to Schwab CT.

At the time of the effective date of this Code, Schwab CT accepts, and the CCO has granted certain exceptions to the requirement that all Access Person trades be set up through electronic or web based feed through Schwab CT. In such limited circumstances, the CCO has individually permitted certain individuals to upload electronic PDF statements to their Schwab CT accounts.

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H.	Reporting

In order to maintain compliance with Rule 204A-1 and Rule 17j-1, Aperio must collect quarterly transaction reports and holdings reports, both initially upon employment and annually thereafter, from all Access Persons. Such reports must include transaction and holding information of the personal trading activities of the Access Persons.

Rule 204A-1 and Rule 17j-1 specifically exempt from reporting certain transactions and holdings in Covered Accounts in which an Access Person has no direct or indirect control. Access Persons must provide documentation evidencing their lack of direct or indirect control of such accounts to the Compliance Team.

1.	Initial and Annual Holdings Reports

All new Supervised Persons determined to be Access Persons shall submit, electronically utilizing Schwab CT, a holdings report of every directly or beneficially owned or controlled account containing Reportable Securities within ten (10) days of beginning employment with Aperio.

Access Persons should provide account credentials and information for all accounts within forty-five (45) days of starting Aperio employment, sufficient for Schwab CT to auto-generate holdings reports containing all Reportable Securities positions on a continuous basis.

On an annual basis, all current Access Persons must submit or verify the accuracy of information provided through Schwab CT, which provides a holdings report of every account in which they have a Beneficial Interest holding Reportable Securities within forty-five (45) days of calendar year end. Auto-generated Schwab CT reports provide the name, ticker symbol or CUSIP number, quantity, and market value and/or principal amount of each security.

2.	Quarterly Transactions Reports

All Access Persons shall submit a quarterly certification electronically in Schwab CT that confirms the accuracy of the Schwab CT generated report of every Reportable Security transaction in any directly owned or beneficially owned account. For Access Persons who are in the office at any time during the ten calendar days after the end of the quarter, the due date to submit the Quarterly Transaction Certification is the last business day within ten (10) calendar days after the close of the calendar quarter (“ten-day certification period”). For Access Persons who are out of the office and do not have access to the Schwab CT system during the entire ten-day certification period, the due date to submit the Quarterly Transaction Certification is the last business day within thirty (30) calendar days after the close of the calendar quarter.

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The Quarterly Transaction Report shall also contain a declaration that the Access Person did not open any new accounts, or gain a Beneficial Interest or control in any new accounts not previously disclosed to the Compliance Team through Schwab CT. Any such account must be disclosed separately from the Quarterly Transaction Report immediately upon opening.

At the end of each quarter, the Compliance Team, under the oversight of the CCO, will review each Access Person’s personal trading against the trades made by the Firm for Client accounts to ensure compliance with the policies of this Code.

3.	Prompt Notification of Brokerage Accounts

All new brokerage accounts must be reported to the Compliance Team within five business days. Access Persons may not execute any transactions in an account until the account has been set up in Schwab CT.

I.	Ethics and Compliance Committee Enforcement

The Ethics and Compliance Committee will: 1) determine whether an Access Person has committed a violation of the Firm’s Code and 2) administer the appropriate penalties, which may include the rescission of a personal trade, reducing year-end discretionary bonuses, and other potential penalties up to and including termination.

The Ethics and Compliance Committee will determine, based on the totality of facts and circumstances, whether a violation of the Firm’s Code has been committed. If requested, each Access Person will be given an opportunity to present the facts and circumstances of the alleged violation to the Ethics and Compliance Committee prior to final determination. Upon such final determination, the Ethics and Compliance Committee will levy the appropriate penalties.

1.	Breach of Fiduciary Duty or Duty of Loyalty

If the violation involves either a breach of the fiduciary duty to the Firm’s Clients or the duty of loyalty to the Firm itself (i.e., putting his or her personal interests ahead of the interests of the Firm or its Clients), the penalty shall be a meaningful reduction in the Access Person’s year-end discretionary bonus at a minimum and up to termination upon first offense.

The record of any violation of this severity remains permanently in the Access Person’s HR file. An Access Person committing a second violation involving a breach of fiduciary or loyalty duties will be terminated. All violations will be reported to the Ethics and Compliance Committee.

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2.	Infractions

For violations not involving breaches of the duties described above, the first occurrence requires a meeting with the Chief Compliance Officer. The Chief Compliance Officer will review the Code with the Access Person, and the Access Person will be advised of the importance of following the rules of the Code with respect to personal securities transactions.

The second occurrence, in addition to the above, will result in a meaningful reduction of the Access Person’s year-end discretionary bonus. The amount will be determined by the Ethics and Compliance Committee.

A third occurrence may lead to termination of employment.

All violations will be reported to the Ethics and Compliance Committee, and to the appropriate Fund Board for any Fund for which Aperio serves as an adviser or sub- adviser.

3.	Statute of Limitation for Violations

After five years, a statute of limitations shall apply to violations. Those greater than five years old shall be removed from the Access Person’s HR file. As discussed above, the statute of limitations does not apply for violations involving breaches of fiduciary or loyalty duties. Such violations shall permanently remain in the Access Person’s HR file.

4.	Appeals Process

Upon determination by the Ethics and Compliance Committee of a violation of the rules specific to personal securities trading, an Access Person may appeal to a separate panel (“Appeals Panel”) which shall include the Director of Portfolio Management and two Members of the Executive Committee. The Access Person may choose to be represented by their own counsel for such appeal. The Chief Compliance Officer and the Access Person will provide the Appeals Panel with a written summary regarding the violation. The Chief Compliance Officer and the Access Person, with their counsel, should the Access Person so choose, shall then appear before the Appeals Panel to present their arguments. The Appeals Panel will render a final decision either to uphold or dismiss the violation.

VII.	Confidential Information

A.	General Statement

The operations of the Firm and activities of Clients are highly confidential. These matters are not to be discussed with anyone outside the Firm, including family, friends and associates. Such confidential information will be disclosed only by properly authorized representatives of the Firm in keeping with our policy to fully comply with the disclosure requirements imposed by law and the agencies that supervise and regulate the Firm and our industry.

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Supervised Persons must comply with all written policies and procedures with respect to confidentiality and Client privacy whether within or outside of this Code. Violations of policies and procedures regarding Firm or Client confidentiality or privacy may be considered a breach of the duty of loyalty to the Firm or a breach of the fiduciary duty to Clients as defined above.

Supervised Persons should review the Written Information Security Program, as referenced in and appended to the Compliance Manual, for additional information regarding Aperio’s policies regarding privacy and protection of Client data.

B.	Corporate Information

Disclosure of lists of Supervised Person names or the Firm's subcontractors, consultants and vendors or any other sensitive nonpublic corporate information to unauthorized persons is prohibited.

C.	Client Information

Information about Clients must be held in strict confidence. Any use of Client information for personal gain by a Supervised Person, the family of the Supervised Person or friends of a Supervised Person, is unethical. Under no circumstances may any information about the Firm's Clients be revealed, in the absence of valid legal process, without the knowledge and consent of the Client.

D.	Dishonest, Fraudulent, and Criminal Acts

Persons convicted of a criminal offense (felony or misdemeanor) involving either dishonesty or a breach of trust will be terminated.

Supervised Persons charged or convicted of other criminal offenses may be suspended or terminated depending on the severity and nature of the crime. This decision will be made by the Ethics and Compliance Committee.

Supervised Persons must immediately disclose to the Firm’s Ethics and Compliance Committee any pending criminal charges against them as soon as such charges are filed, and will be required to update his or her Disciplinary Questionnaire as applicable.

VIII.	Political Activities

It is the Firm's policy to support an awareness and interest in civic and political responsibility and to encourage individual participation in civic and political activities through voluntary action and involvement by its Supervised Persons.

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However, since election to public office may require commitment of considerable time and involve permanence of location, a Supervised Person should not accept candidacies or accept appointment to public office without the prior approval of his or her immediate supervisor and the Ethics and Compliance Committee. Before becoming an appointee or candidate, going on the staff of a candidate or similar involvement in support of, or in opposition to, a ballot proposition, a Supervised Person should review the requirements of the applicable state's public disclosure laws, if they apply. Supervised Persons should contact an attorney if in doubt as to the provisions of such public disclosure laws.

In all cases, Supervised Persons seeking elective office or otherwise participating in political activities must do so in their individual capacity and not as representatives of the Firm. In all such cases, neither the Firm's name nor its address should be used in connection with advertisements, campaign materials or the collection of funds.

IX.	Whistleblower Policies and Procedures

A.	Policy

Aperio strives to maintain an environment that encourages compliance with all applicable laws and regulations, as well as internal reporting of any possible violation thereof. If any Supervised Person involved in Aperio’s activities believes, in good faith, that some practice or activity is being conducted in violation of federal or state law, Aperio policy, or otherwise constitutes an improper financial or employment practice (a "Concern"), that person is encouraged to immediately report the misconduct as a Concern in accordance with the procedures described below.

Concerns under this policy may be reported on a confidential or anonymous basis; however, Supervised Persons must recognize that Aperio may be unable to fully evaluate a vague or general Concern that is made anonymously. If a Supervised Person is unsure whether a violation has occurred, the individual is urged to discuss the matter with someone on the Compliance Team or Human Resources team, or a direct supervisor.

Aperio is committed to protecting those who report Concerns, and retaliatory action of any kind is strictly prohibited. Any individual who participates in such retaliation is subject to disciplinary action, up to and including termination of employment with Aperio.

Any individual reporting a Concern under this policy must also have reasonable grounds for believing the reported misconduct violates Aperio policies such as those contained in Aperio’s Compliance Manual or this Code, or otherwise is a violation of federal or state law. Making false allegations is a serious offense in breach of this Code and Aperio values, and shall be subject to disciplinary action, up to and including termination of employment with Aperio.

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On an annual basis, Supervised Persons will be required to certify that they are not aware of any violations of this Code or Concerns that have not been previously reported.

B.	Procedures

In accordance with the policy enumerated above, Aperio has adopted the following procedures:

•	All Supervised Persons shall report any Concern to the Compliance Team, Human Resources team, a direct supervisor, or a member of Aperio’s senior management, which consists of the Chief Executive Officer, Chief Operating Officer, Chief Investment Officer, and Chief of Staff (“Senior Management”). Any recipients of a reported Concern shall retain this information in confidence. The Concern will not be reported to any member of Senior Management that may be the subject of, or involved in the activities pertaining to, the Concern.
•	In order to promote the reporting of violations, Concerns may be reported anonymously by mail specifically to anyone referenced above, or by any other form of communication.
•	Any Concern should describe in detail the specific facts demonstrating the basis for the complaint, report or inquiry.
•	Upon receipt of a reported Concern, Senior Management, in coordination with the Compliance and Human Resources teams as appropriate, shall make a determination as to the manner in which the Concern will be investigated. Such determination may include conducting an internal investigation, interviewing key personnel and/or contacting outside legal counsel.
•	At the conclusion of any such investigation, Senior Management shall make a determination regarding what further actions or reporting, if any, are required, and determine whether the findings of the investigation will be discussed with the Supervised Person who filed the report. For reasons of privacy or confidentiality, Senior Management may elect to not discuss the details of the findings with that person.
•	Aperio will always adhere to its non-retaliation policy with respect to the Supervised Person reporting a Concern.

C.	Whistleblower Statutes

The reporting policy and procedures described herein are in no way intended to limit, nor should be construed as in any way limiting, a Supervised Person’s ability to report directly to the SEC or other authorities regarding possible violations of state or Federal Securities Laws involving Aperio or its personnel, or from recovering a SEC whistleblower award. Supervised Persons may elect to notify applicable regulatory bodies of any potential violation of securities law at any time. Section 922 of the Dodd-Frank Wall Street Reform and Consumer Protection Act provides that the SEC shall pay awards to eligible whistleblowers who voluntarily provide the SEC with original information that leads to a successful enforcement action yielding monetary sanctions of over $1 million.

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